QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.25

CONSULTING AGREEMENT

        This Consulting Agreement (the "Agreement") is made effective as of May 16, 2005 (the "Effective Date") and is between Washington Cardiovascular Associates, LLC, a Maryland limited liability company ("WCA"), H. Bryan Brewer, Jr., M.D. ("Consultant"), and Lipid Sciences, Inc., a Delaware corporation (the "Corporation").

        Whereas, the Corporation desires to engage Consultant as a consultant to the Corporation to serve as its Chief Scientific Director;

        Whereas, Consultant is the sole employee and 100% beneficial owner of WCA;

        Whereas, WCA desires to provide the services of Consultant to the Corporation as the Corporation's Chief Scientific Director;

        Whereas, WCA and the Corporation entered into a letter agreement dated May 16, 2005 confirming the provision of Consultant's services to the Corporation as both Chief Scientific Director and as a director on the Corporation's Board of Directors (the "Letter Agreement");

        Now, therefore, in consideration of the mutual promises hereinafter set forth, WCA and the Corporation agree as follows:

1.
SERVICES

  WCA agrees to provide the services of Consultant as the Corporation's Chief Scientific Director. These services will be performed at the offices of Consultant. Consultant shall provide advisory services to the Corporation in the field of HDL therapy and Viral Immunotherapy (the "Services"). The scope and duration of this Agreement may be changed or extended by mutual agreement of the Corporation and WCA.

  WCA agrees that Consultant's service as the Corporation's Chief Scientific Director shall be a primary professional activity of Consultant; provided, however, that WCA shall be permitted to make Consultant's services available to other companies in accordance with Sections 6 and 8 below.

  Consultant shall perform his duties as the Corporation's Chief Scientific Director under the direction of the Corporation's Chief Executive Officer and the Board of Directors.

2.
TERM

  The term of this Agreement shall commence on the Effective Date and expire on May 16, 2008 (the "Expiration Date"), but shall automatically renew for a period commencing on the Expiration Date and ending on the third anniversary of the Expiration Date unless either party shall provide written notice to the other within the 30-day period prior to the Expiration Date to the effect that this Agreement shall not be so renewed, in which case this Agreement shall expire on the Expiration Date. In the event that this Agreement shall automatically be renewed as provided for in the immediately preceding sentence, the term "Expiration Date" shall mean and be deemed to be the third anniversary of the Expiration Date. For purposes of this Agreement, WCA and Consultant shall be deemed, collectively, to be one party, such that notice by the Corporation to WCA or Consultant, as the case may be, shall serve as notice to both WCA and Consultant.

3.
TERMINATION

  WCA represents that it has advised the Corporation's Board of Directors of all outside activities of the Consultant relating to the treatment of medical indications such as cardiovascular disease and viral infections in which lipids play a key role and such other fields in which the Corporation operates (collectively, the "Corporation's Fields of Business") as of the date of execution of this Agreement. WCA agrees to promptly notify the Corporation's Board of Directors of any additional outside activities relating to the Corporation's Fields of Business undertaken by Consultant after the date of execution of this Agreement. The Corporation's Board of Directors, by a majority vote, may determine whether any of such activities would conflict with or be contrary to the interests of the Corporation. In the event the Board of Directors determines that any such activities conflict with or are contrary to the interests of the Corporation, the Corporation shall notify Consultant, who shall elect whether or not to terminate such activities within 30 days of receipt of such notice. In the event Consultant elects not to terminate such activities, the Corporation may terminate this Agreement without any further obligation.

  In addition, the Corporation may terminate this Agreement for Cause (as defined herein). For purposes of this Agreement, "Cause" shall mean: (i) WCA's or Consultant's act of dishonesty or fraud in connection with the performance of their respective responsibilities to the Corporation with the intention that such act result in WCA's or Consultant's substantial personal enrichment; (ii) WCA's or Consultant's conviction of, or plea of nolo contendere to, a felony; (iii) WCA's or Consultant's willful failure to perform their respective duties or responsibilities; (iv) any material breach of this Agreement by WCA or Consultant; (v) any breach of Sections 6 or 8 hereof by WCA or Consultant; or (vi) WCA's or Consultant's violation or breach of any fiduciary or contractual duty to the Corporation which results in material damage to the Corporation or its business; provided that if any of the foregoing events is capable of being cured, the Corporation will provide notice to WCA and Consultant describing the nature of such event and WCA and Consultant will thereafter have 30 days to cure such event.

  In the event this Agreement is terminated by the Corporation pursuant to this Section 3, Consultant's outstanding stock options in the Corporation (as provided in Section 4 hereto) shall cease vesting on the date of termination and thereafter remain exercisable and expire in accordance with the terms of the applicable award agreements.

  WCA and Consultant may terminate this Agreement in the event that: (i) the Corporation pursuant or within the meaning of any Bankruptcy Law (as hereinafter defined): (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a custodian of it or for any substantial part of its property; (D) makes a general assignment for the benefit of its creditors; (E) consents to or acquiesces in the institution of a bankruptcy or insolvency proceeding against it; or (F) takes any corporate action to authorize or effect the foregoing; (ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Corporation in an involuntary case; (B) appoints a custodian of the Corporation or for any substantial part of its property; or (C) orders the winding up or liquidation of the Corporation, and in each such case the order or decree remains unstayed and in effect for 60 days; or (iii) the Corporation defaults in any payment to WCA or Consultant required to made hereunder, and such default continues for a period of 30 days, or if WCA or Consultant shall have notified the Corporation prior to the end of such 30-day period that such payment may be made at a later time, such default continues until such later time. For purposes of this Agreement, the term "Bankruptcy Law" means Title 11, United States Code, or any similar Federal or state law relating to bankruptcy, insolvency receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

4.
COMPENSATION/REIMBURSEMENT

  The Corporation shall pay WCA at a rate of Three Hundred Ninety-Five Thousand Dollars ($395,000) annually, payable in monthly installments. The parties acknowledge that the Corporation has granted directly to Consultant options to purchase 100,000 shares of the Corporation's common stock, which vest in equal annual installments over three years, and which are subject to the Corporation's standard terms and conditions for options granted under the Corporation's 2001 Performance Equity Plan.

  The Corporation shall reimburse WCA for expenses incurred by Consultant for services as Chief Scientific Director in a manner consistent with reimbursement of expenses made by the Corporation to its executive officers and directors.

  So long as WCA is receiving payments pursuant to this Agreement: (i) Consultant shall not receive the annual stipend paid to non-employee directors of the Corporation nor a separate per diem fee to serve as liaison to the Corporation's Scientific and Viral Advisory Boards; and (ii) Consultant shall be entitled to receive the Corporation's standard meeting fees in connection with attendance at meetings of the Corporation's Board of Directors. As stated in the Letter Agreement, which is hereby incorporated by reference, Consultant will not receive any monetary compensation directly from the Corporation.

  Consultant acknowledges and agrees, and it is the intent of the parties hereto, that Consultant receive no Corporation-sponsored benefits from the Corporation either as a consultant or employee. Such benefits include, but are not limited to, paid vacation, medical insurance, and 401(k) participation. If Consultant is reclassified by a state or federal agency or court as an employee, Consultant will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of the Corporation's benefit plans in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits.

5.
INDEPENDENT CONTRACTOR

  It is the express intention of the parties that each of WCA and Consultant be an independent contractor. Nothing in this Agreement shall in any way be construed to constitute WCA or Consultant as an agent, employee or representative of the Corporation; the Services shall be performed by Consultant, through WCA, as an independent contractor. WCA and Consultant agree to indemnify and hold harmless the Corporation and its directors, officers, and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorney's fees and other legal expenses, arising directly or indirectly from (i) any negligent, reckless or intentionally wrongful act of Consultant, Consultant's assistants, or WCA's employees or agents, (ii) a determination by a court or agency that WCA or the Consultant is not an independent contractor, or (iii) any breach by WCA or Consultant of any of the covenants contained in this Agreement.

6.
OTHER SERVICES; CONFIDENTIAL INFORMATION

  During the term of this Service Agreement, WCA and Consultant will remain free to engage in any other labor service work for any other company except as set forth in Section 8 hereof, but agrees that in so doing WCA and Consultant will not divulge to others any Confidential Information. "Confidential Information" means any of the Corporation's proprietary or confidential information, technical data, trade secrets or know-how, including, but not limited to, intellectual property information, research, product plans, market assessments, business plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Corporation on whom WCA or Consultant called or with whom WCA or Consultant became acquainted during this service relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to WCA or Consultant by the Corporation either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or discussions or created by WCA or Consultant during the period of this service relationship, whether or not during working hours. Confidential Information does not include any of the foregoing items, which has become publicly and widely known and made generally available through no wrongful act or omission of WCA, Consultant or of others who were under confidentiality obligations as to the item or items involved. WCA and Consultant acknowledge that the rendering of services to the Corporation creates a relationship of trust and confidence between the Corporation on the one hand, and WCA and Consultant, on the other hand. During and after WCA's and Consultant's rendering of services to the Corporation, neither WCA nor Consultant will use or disclose or allow anyone else to use or disclose any Confidential Information or knowledge relating to the Corporation, its employees, products, consultants or customers, except as may be necessary in the performance of WCA's and/or Consultant's work for the Corporation or as may be authorized in advance by appropriate officials of the Corporation. Neither WCA nor Consultant will disclose directly or indirectly to any third party or parties any information or knowledge WCA or Consultant may acquire with respect to such Confidential Information, including but not limited to innovations, business strategies, financial information, employee lists, customer lists, inventories, designs, methods, systems, improvements, trade secrets, or other private or confidential matters of the Corporation without the Corporation's prior written consent.

7.
ASSIGNMENT OF INVENTIONS

  Consultant and WCA will promptly disclose to the Corporation in writing all improvements, inventions, works of authorship, formulas, ideas, developments, concepts, processes, techniques, know-how and data, whether or not patentable, made or conceived, developed, reduced to practice or learned by WCA or Consultant, either alone or jointly with others, during the period of this service relationship (whether or not during business hours) that are either related to the scope of the services performed or make or use, in any manner, the resources of the Corporation (collectively, "Inventions"). WCA and Consultant hereby assign to the Corporation any and all rights, including but not limited to intellectual property rights, WCA or Consultant may have or acquire in such Inventions, which shall be the sole property of the Corporation and its assigns. During the term of this Agreement and continuing after any termination or expiration of this Agreement, WCA and Consultant will assist the Corporation in every proper way to obtain, perfect the Corporation's interest in and/or enforce patents, copyrights or other rights on said Inventions in any and all countries, and will execute all documents reasonably necessary, desirable or appropriate for this purpose. WCA and Consultant shall be compensated for such assistance as specified in Section 4, above. WCA and Consultant (to the extent Consultant has not previously designated and/or appointed WCA) also hereby irrevocably designate and appoints the Corporation and its duly authorized officers and agents as their agents and attorneys-in-fact-to act for and in their behalf for the purpose of executing and filing any such document and doing all acts to accomplish the foregoing purposes.

  The parties acknowledge and agree that intellectual property rights claimed to be held by WCA and Consultant: (i) that were in existence prior to the Effective Date, were not derived from or attributable to, a service relationship with the Corporation and did not make or use, in any manner, the resources of the Corporation; or (ii) that are independently developed by WCA or Consultant during the period of this service relationship, are unrelated to the scope of the services performed and do not make or use, in any manner, the resources of the Corporation, shall in the case of each of (i) and (ii) be excluded from the assignment effected hereby.

8.
CONFLICT OF INTEREST

  Neither WCA nor Consultant shall accept a similar relationship with a competitor of the Corporation nor shall WCA or Consultant themselves compete with the Corporation, during the term of this Agreement without the Corporation's prior written consent. WCA and Consultant represent that neither WCA nor Consultant has any other agreements or commitments that would hinder WCA's or Consultant's performance of their obligations under this Agreement, and that neither WCA nor Consultant will enter into any such agreements during the term hereof.

  Each of WCA and Consultant hereby represents that its performance of all terms of this Agreement have not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by WCA or Consultant in confidence or trust prior or subsequent to the commencement of WCA's and Consultant's service relationship with the Corporation, and WCA and Consultant will not disclose to the Corporation, or induce the Corporation to use, any inventions, confidential or proprietary information or material belonging to any previous employer or any other party.

9.
RETURN OF LIPID MATERIALS

  Upon termination of WCA's and Consultant's services to the Corporation, WCA and Consultant will promptly return to the Corporation, and will not take or use, all items of any nature that belong to the Corporation.

10.
ASSIGNMENT

  Each of WCA and Consultant agrees that it/he may not assign this Agreement or delegate its/his duties herein without the Corporation's prior written consent. The Corporation agrees that it may not assign this Agreement without the prior written consent of each of WCA and Consultant.

11.
MISCELLANEOUS

(a)
Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(b)
Sole Agreement. This Agreement constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof, except for the Letter Agreement.

(c)
Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

(d)
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(e)
Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

  (f)
  Choice of Law. The laws of the State of California shall govern the validity, interpretation, construction and performance of this Agreement, without giving effect to the principles of conflict of laws.

  (g)
  Arbitration. The parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Alameda County before the American Arbitration Association under its Commercial Arbitration Rules. Each party to such dispute shall select an arbitrator, and if the number of selected arbitrators is even the selected arbitrators shall select an additional arbitrator. If the arbitrators who have been selected by the parties have selected an additional arbitrator, such arbitrator shall act as chair of the panel, and if not, the arbitrators shall, by majority vote, select a chair of the panel. The arbitrators shall be certified public accountants, attorneys or other persons, in each case, who are experienced in consulting arrangements in the biotechnology or medical device industry. If the arbitrators selected by the parties fail to agree upon the appointment of an additional arbitrator within 30 days, the American Arbitration Association shall appoint an additional arbitrator. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys' fees and costs. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent any party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to WCA's and Consultant's obligations under this Agreement. The Federal Arbitration Act shall apply to the construction, interpretation and enforcement of this arbitration provision.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, the parties have duly executed this Agreement on the 28th day of July, 2005 with effectiveness of this Agreement made as of the date first written above.

WASHINGTON CARDIOVASCULAR ASSOCIATES, LLC
By:	/s/ H. BRYAN BREWER, JR., M.D. (Signature)
H. Bryan Brewer, Jr., M.D.
Director
H. BRYAN BREWER, JR., M.D.
/s/ H. BRYAN BREWER, JR., M.D. (Signature)
LIPID SCIENCES, INC.
By:	/s/ S. LEWIS MEYER, PH.D. (Signature)
S. Lewis Meyer, Ph.D.
President & CEO

QuickLinks

CONSULTING AGREEMENT